Exhibit 14.2

Code of Conduct

Honesty, Integrity, and Loyalty

CONTENTS

1	Statement of Integrity	17	International Trade Controls

2	Guiding the Way We Do Business	16	Money Laundering Prevention

3	Kallo Inc. Code of Conduct	19	Privacy

4	Your Personal Commitment	20	Government Business

5	Who Must Follow Kallo Inc.	21	Working with Governments
	Compliance Policies
		22	Competing Globally
6	What Employees Must Do
		23	Complying with Competition Laws
7	What Leaders Must Do
		24	In the Kallo Community
8	Raise Your Voice: Your Obligation
	to Raise Integrity Concerns	25	Fair Employment Practices

9	How to Raise an Integrity Concern	26	Environment, Health & Safety

10	What Happens When an Integrity	27	Security & Crisis Management
	Concern is Raised
		28	Protecting Kallo Inc. Assets
11	Penalties For Violations
		29	Intellectual Property
12	Business Policies and Procedures
		30	Controllership
13	Regulatory Excellence
		31	Conflicts of Interest
14	Working with Customers and
	Suppliers	32	Insider Trading & Stock Tipping

15	Improper payments	33	Index

16	Supplier Relationships	34	Appendix: Which Law Applies

Statement of Integrity

Kallo Inc. has demonstrated an unwavering commitment to performance with integrity.  We have expanded our business in new regions through new and enhanced product offerings.  At Kallo we are committed to building an innovative, industry-leading organization.  We are focused on achieving our goal of impressive growth in the worldwide healthcare market, while earning a reputation for exemplary business conduct.

But none of that matters if each of us does not make the right decisions and take the right actions.  At a time when many people are more cynical than ever about business, Kallo Inc. must seek to earn this high level of trust every day, employee by employee.

This is why I ask each person in the Kallo Inc. community to make a personal commitment to follow our Code of Conduct.  This set of Kallo Inc. policies on key integrity issues guides us in upholding our ethical commitment.  All Kallo Inc. employees must comply with the Kallo Inc. Code of Conduct policies, in process and in the way of doing business.

If you have a question or concern about what is proper conduct for you or anyone else, promptly raise the issue with your manager, a Kallo Inc. ombudsperson or through one of the many other channels the Company makes available to you.  Do not allow anything — not "making the numbers," competitive instincts or even a direct order from a superior — to compromise your commitment to integrity.

Kallo Inc. leaders are also responsible not only for their own actions but for fostering a culture in which compliance with Kallo Inc. policy and applicable law is at the core of business-specific activities.  Leaders must address employees' concerns about appropriate conduct promptly and with care and respect.

There is no conflict between excellent financial performance and high standards of governance and compliance — in fact, the two are mutually reinforcing.  As we focus on becoming a leader among growth companies, we must recognize that only one kind of performance will maintain our reputation, increase our customers' confidence in us and our products and services, and enable us to continue to grow, and that is performance with Honesty, Integrity, & Loyalty.

John Cecil
Chairman & CEO

January 2014

A Guide to the Way We Do Business

Every day, everyone at KALLO INC. has the power to influence our company's reputation — everywhere we do business. We conduct our affairs with unyielding integrity.

KALLO INC. employees work hard to uphold the highest standards of ethical business conduct. We seek to go beyond simply obeying the law.

KALLO INC.'s Code of Conduct articulates that spirit by setting out general principles of conduct everywhere, every day and by every Kallo Inc. employee.

Kallo Inc. Code of Conduct

Obey the applicable laws and Inc. auditor, or Kallo Inc. HR Manager. regulations governing our business conduct worldwide.

Be honest, fair and trustworthy in all your Kallo Inc. activities and relationships.

Avoid all conflicts of interest between work and personal affairs.

Foster an atmosphere in which fair employment practices extend to every member of the diverse Kallo Inc. community.

Strive to create a safe workplace and to protect the environment.

Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

Your Personal Commitment

You will be asked to acknowledge your awareness that every Kallo Inc. employee must follow the Kallo Code of Conduct and raise concerns about possible violations of law or policy with a Kallo Inc. manager, company legal counsel, Kallo

Who must follow Kallo Inc. Compliance
Policies

Kallo Inc. DIRECTORS, OFFICERS AND EMPLOYEES

THIRD PARTIES REPRESENTING Kallo Inc.

Kallo Inc. employees working with third parties, such as consultants, agents, sales representatives, distributors and independent contractors, must:

•	Require these parties to agree to comply with relevant aspects of Kallo Inc.'s compliance policies.
•	Provide these parties with education and information about policy requirements.
•	Take action, up to and including terminating a contract, after learning that a third party failed to abide by Kallo Inc.'s compliance policies.

What Employees Must Do

All employees can contribute to Kallo Inc.'s culture of compliance by understanding Kallo Inc.'s policies, embracing Kallo Inc.'s commitment to integrity and acting to enforce compliance and avoid violations.

Employee responsibilities are as follows:

UNDERSTAND Kallo Inc. POLICIES

•	Gain a basic understanding of the policy requirements summarized in this booklet.
•	Learn the details of policies relevant to your job.
•	Go to your manager, company legal counsel or other Kallo Inc. resources with any questions about the policies.

RAISE YOUR CONCERNS

•	Promptly raise any concerns about potential violations of any Kallo Inc. policy.
•	Understand the different channels for raising integrity concerns: manager, Kallo Inc. lawyer, Kallo Inc. auditor, or Kallo Inc. HR Manager.
•	If a concern you raise is not resolved, pursue the issue! Raise it through another of Kallo Inc.'s channels.
•	Cooperate in Kallo Inc. investigations related to integrity concerns.

What Leaders Must Do

A leader must: create a culture of compliance in which employees understand their responsibilities and feel comfortable raising concerns without fear of retaliation; encourage ethical conduct and compliance with the law by personally leading compliance efforts; consider compliance efforts when evaluating and rewarding employees; and ensure that employees understand that business results are never more important than ethical conduct and compliance with Kallo Inc. policies.

Leaders must also take the following steps to build an infrastructure to prevent, detect and respond to compliance issues:

PREVENT COMPLIANCE ISSUES

•	Identify business compliance risks.
•	Ensure that processes, tailored to address your particular risk areas, are communicated and implemented.
•	Provide education on Kallo Inc. policies and applicable law to employees and (where appropriate) board members and third parties.
•	Commit adequate resources to your business's compliance program.

DETECT COMPLIANCE ISSUES

•	Implement control measures, such as "dashboards" and "scorecards," to detect heightened compliance risks and/or violations.
•	Promote an effective ombudsperson system.
•	Ensure that periodic compliance reviews are conducted, with the assistance of business compliance leaders and/or the Corporate Audit Staff.

RESPOND TO COMPLIANCE ISSUES

•	Take prompt corrective action to fix identified compliance weaknesses.
•	Take appropriate disciplinary action.
•	Consult with Kallo Inc. legal counsel and make appropriate disclosures to regulators and law enforcement authorities.

Raise Your Voice: Your Obligation to Raise
Integrity Concerns

Raising an integrity concern protects the Kallo Inc. community: our company, our colleagues and our stakeholders.

If you have a concern about compliance with Kallo Inc. policy, you have a responsibility to raise that concern.

RAISE CONCERNS EARLY

The longer we wait to address a concern, the worse it may become.

YOU MAY REMAIN ANONYMOUS

However, if you identify yourself, we are able to follow up with you and provide feedback.

CONFIDENTIALITY IS RESPECTED

Your identity and the information you provide will be shared only on a "need-to-know" basis with those responsible for resolving the concern.

RETALIATION VIOLATES Kallo Inc. POLICY

Kallo Inc. absolutely prohibits retaliation against anyone for raising or helping to address an integrity concern.  Retaliation is grounds for discipline up to and including dismissal.

How to Raise an Integrity Concern

Kallo Inc. offers several channels for raising concerns.  Use the channel that is most comfortable for you.

WITHIN YOUR BUSINESS

Generally, your supervisor or manager will be in the best position to resolve an integrity concern quickly. However, your direct supervisor is not your only option.

Other resources include:

•	Your HR Manager

•	Company legal counsel

•	Next level of management

Kallo Inc. HR DEPARTMENT

A member of the Kallo HR team can assist you with any integrity questions or concerns you may have.

Kallo Inc. BOARD OF DIRECTORS

You may report concerns about Kallo Inc.'s accounting, internal accounting controls or auditing matters, as well as other concerns, to the Board of Directors or the Audit Committee.

Kallo Inc. Board of Directors
15 Allstate Parkway, Suite 600
Markham, ON   L3R 5B4, Canada
P: 1 416 246 9997

1745 Broadway, 17th Floor
New York, NY 10019, USA
P: 1 212 519 9864

What Happens When an Integrity Concern is
Raised

Concerns about compliance with Kallo Inc. policy will be investigated.  Kallo Inc.'s investigation process includes:

1. ASSIGNING AN INVESTIGATION TEAM

Experts with the right knowledge and objectivity are assigned to investigate.

2. CONDUCTING AN INVESTIGATION

The team determines the facts through interviews and/or review of documents.

3. CORRECTIVE ACTION

If necessary, the team recommends corrective actions to the appropriate managers for implementation.

4. FEEDBACK

The person raising the concern receives feedback on the outcome.

Penalties for Violations

Employees and leaders who violate the Kallo Inc. Code of Conduct policies are subject to disciplinary action up to and including termination of employment. Misconduct that may result in discipline includes:

•	Violating Kallo Inc. policy.
•	Requesting others to violate Kallo Inc. policy.
•	Failure to promptly raise a known or suspected violation of Kallo Inc. policy.
•	Failure to cooperate in Kallo Inc. investigations of possible policy violations.
•	Retaliation against another employee for reporting an integrity concern.
•	Failure to demonstrate leadership and diligence to ensure compliance with Kallo Inc. policies and law.

Kallo Inc. absolutely prohibits retaliation

Business Policies and Procedures

Your business may issue its own policies and procedures. You must follow those policies and procedures in addition to those described in this guide.

Regulatory Excellence

Virtually all of our Business policies are based on government laws and regulations. These regulations impact every Kallo Inc. business and every Kallo Inc. employee. Regulators establish and define the rules that we must comply with to conduct business. Effectively engaging with regulators as they establish regulations and assuring compliance with these regulations are critical to maintaining Kallo Inc.'s reputation for integrity.

Today's regulatory environment is becoming more and more challenging. Kallo Inc. is subject to a growing number of regulations and enforcement activities around the world. This environment demands that every employee and leader be aware, knowledgeable and committed to regulatory excellence

RESPONSIBILITIES OF ALL EMPLOYEES

•	Be knowledgeable about and comply with the Kallo Code of Conduct policies that affect your job responsibilities.
•	Be aware of the specific regulatory requirements of the country and region where you work and that affect your business.
•	Gain a basic understanding of the key regulators (who they are) and the regulatory priorities (what they require) that affect your business and your work.
•	Promptly report any red flags or potential issues that may lead to a regulatory compliance breach.
•	Always treat regulators professionally, with courtesy and respect.
•	Assure that you coordinate with business or corporate experts when working with or responding to requests of regulators.

RESPONSIBILITIES OF ALL LEADERS

Leaders have the following special responsibilities for regulatory compliance:

LEAD
•	Assure that you and your teams are engaged in addressing regulatory policy, meeting regulatory requirements and managing regulatory risks.
•	Embed regulatory requirements into key operating processes.

ASSESS
•	Determine the key regulators and regulatory requirements that affect your business operations globally.

RESOURCE
•	Assign owners for all regulatory risk areas and assure that they coordinate with any relevant government relations and corporate regulatory specialists.
•	Confirm that the right domain expertise exists to effectively manage regulatory relationships and compliance.

ANTICIPATE
•	Implement effective processes that alert you to new and changing regulations. Include regulation in your risk assessments.

RELATE
•	Develop and maintain effective relationships with regulators in coordination with government relations and compliance experts.
•	Work proactively with regulators on the development of regulations that achieve policy objectives efficiently and effectively.

CONTROL
•	Monitor execution and conduct audits to assure that processes which support regulatory relationships and compliance are operating effectively.

Working With Customers & Suppliers

Improper Payments

WHAT TO KNOW

An improper payment to gain advantage in any situation is never acceptable and exposes you and Kallo Inc. to possible criminal prosecution. Kallo Inc. expressly prohibits improper payments in all business dealings, in every country around the world, with both governments and the private sector.

Improper payments should not be confused with reasonable and limited expenditures for gifts, business entertainment and customer travel and living expenses directly related to the promotion of products or services or the execution of a contract.  These payments are acceptable, subject to specific Kallo Inc. corporate and business guidelines.

WHAT TO DO

BEFORE GIVING A GIFT, engaging in customer entertainment or reimbursing customer travel expenses, make sure you understand applicable legal requirements, the customer's own rules and Kallo Inc. corporate and business guidelines.

MAKE SURE RECORDS OF SUCH EXPENDITURES accurately reflect the true nature of the transaction.

NEVER OFFER A BUSINESS COURTESY, such as a gift, contribution or entertainment, under circumstances that might create the appearance of an impropriety.

NEVER OFFER, PROMISE, PAY OR AUTHORIZE anything of value (such as money, goods or services) to a government official or employee of a customer to obtain or retain an improper advantage.

NEVER GIVE A GRATUITY or other payment to government officials or employees to expedite a routine administrative action without fully disclosing it to the Kallo Inc. Executive Team or Kallo Inc. legal counsel. Some national laws that prohibit bribery outside that nation include an exception for "facilitating payments" to expedite a routine administrative action to which a person is otherwise entitled. These payments are often illegal under local anti-bribery laws, and Kallo Inc. strongly discourages them. Make sure you understand the difference between a bribe — corruptly giving someone else a thing of value in exchange for exercising discretion in your favor — and a facilitating payment, which involves the payment of a small amount of money to expedite a routine action to which you are entitled.

NEVER CONTRIBUTE COMPANY FUNDS or other company assets for political purposes in the United States without the prior approval of Kallo Inc.'s Vice President for Government Relations. Never contribute company funds or other company assets for political purposes outside the United States without the approval of both Kallo Inc.'s Vice President for Government Relations and Kallo Inc.'s Vice President for International Law and Policy.

REQUIRE ANY PERSON OR FIRM WHO REPRESENTS Kallo Inc. (such as a consultant, agent, sales representative, distributor or contractor) to comply with this policy and related laws.

FOLLOW YOUR BUSINESS'S DUE DILIGENCE PROCEDURES when selecting persons or firms to represent Kallo Inc.

WHAT TO WATCH OUT FOR

BACKGROUND INFORMATION about existing or potential third-party representatives that indicates:

•	Allegations of improper business practices.
•	Reputation for bribes.
•	Family or other relationship that could improperly influence the decision of a customer or government official.

ANY DEMAND to receive a commission payment before the announcement of an award decision.

ANY SUGGESTION TO DIRECT Kallo Inc. BUSINESS through a specific representative or partner due to a "special relationship".

ANY REQUEST to make a payment in a country or to a name not related to the transaction. A COMMISSION that is disproportionate to the services provided.

Supplier Relationships

WHAT TO KNOW

Kallo Inc.'s relationships with suppliers are based on lawful, efficient and fair practices. We expect our suppliers to obey the laws that require them to treat workers fairly, provide a safe and healthy work environment and protect environmental quality. Following Kallo Inc. guidelines helps ensure that our supplier relationships will not damage Kallo Inc.'s reputation.

WHAT TO DO

COMPLY WITH APPLICABLE LAWS and government regulations covering supplier relationships.

DO BUSINESS only with suppliers that comply with local and other applicable legal requirements and Kallo Inc. guidelines relating to labor, the environment, health and safety.

FOLLOW GOVERNMENT ACQUISITION REGULATIONS when purchasing materials and services for fulfilling government contracts.

PROVIDE A COMPETITIVE OPPORTUNITY for suppliers to earn a share of Kallo Inc.'s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities, women and disabled veterans.

SAFEGUARD KALLO INC.'S CONFIDENTIAL AND PROPRIETARY INFORMATION with a confidentiality agreement, and safeguard any supplier- provided information protected by any confidentiality agreement.

SAFEGUARD "PERSONAL DATA" obtained from suppliers.

WHAT TO WATCH OUT FOR

CHOOSING SUPPLIERS on any basis other than open, competitive bidding.

POTENTIAL CONFLICTS OF INTEREST in supplier selection, such as accepting improper gifts or other items of value.

DIRECTING BUSINESS TO A SUPPLIER owned or managed by a relative or close friend.

UNSAFE CONDITIONS in supplier facilities.

SUPPLIER EMPLOYEES who appear to be underage or subject to coercion.

APPARENT DISREGARD of environmental standards in supplier facilities.

ENTRUSTING "PERSONAL DATA" or confidential information to suppliers without ensuring that they have appropriate technical, physical, and organizational measures to prevent unauthorized access or use.

International Trade Controls

WHAT TO KNOW

International Trade Control (ITC) laws affect the transmission of goods, services and technology across national borders.  These laws apply to many aspects of Kallo Inc.'s operations — not just shipping products. Exchanges of information across national boundaries, including e-mail and web access, are subject to trade controls. The United States also controls the release of technical information to non-U.S. nationals within the United States.

It is important that we carefully observe ITC laws in connection with these activities.

WHAT TO DO

FOLLOW RELEVANT ITC REGULATIONS of all countries in which you operate and your business's own ITC procedures as they relate to importing and exporting goods, technology, software, services and financial transactions.

REPORT ALL RELEVANT INFORMATION to your import manager to ensure accurate and complete import declarations. Ensure Kallo Inc. or its agent provides accurate and complete information to government authorities.

CHECK THE EXPORT CLASSIFICATION of the product, software or technology prior to export to determine whether special authorization is required.

SCREEN YOUR TRANSACTIONS against all applicable rules that restrict transactions with certain sanctioned countries, persons and prohibited end uses.

SCREEN ALL YOUR BUSINESS PARTNERS, suppliers and parties involved in your international transactions against government- provided watch-lists. Follow your business's "Know Your Customer/ Know Your Supplier" procedures.

DO NOT COOPERATE WITH ANY RESTRICTIVE TRADE PRACTICE or boycott that is prohibited or penalized under U.S. or applicable local laws.

CONSULT WITH YOUR MANAGER if a transaction involves a conflict between U.S. law and applicable local laws, such as the laws adopted by Canada, Mexico and the members of the European Union blocking certain U.S. restrictions.

WHAT TO WATCH OUT FOR

ANY FACTS, SOMETIMES KNOWN AS "RED FLAGS," that suggest your customer may be attempting to evade ITC laws.

EVASIVE, RELUCTANT OR OTHERWISE UNSATISFACTORY ANSWERS by a customer to questions about end use, end user, delivery dates or delivery locations.

INVOLVEMENT OF PARTIES OR ACTIVITIES suspected of any connection with the development of biological, chemical or nuclear weapons, or ballistic missiles.

TRANSACTIONS INVOLVING AN EMBARGOED COUNTRY, a citizen or representative of an embargoed country or an individual or entity subject to government sanction.

INVOICES ON IMPORTED GOODS where the price shown does not reflect the full value, the description of the goods is not complete, or the country of origin is not correctly identified.

ANY PAYMENT TO THE EXPORTER or benefiting the exporter that is not included in the invoice price or otherwise reported.

TRANSFER PRICES between related parties that fail to cover appropriate costs and profits.

USE OF AN IMPORT TARIFF CLASSIFICATION that does not seem to describe the imported goods accurately.

DESIGNATION OF Kallo Inc. AS THE IMPORTER OF RECORD (party responsible for an importation) without maintaining necessary processes to comply with import laws.

ENTRY OF GOODS UNDER A PREFERENTIAL DUTY PROGRAM (GSP, NAFTA, ETC.) without supportive procedures assuring compliance with the program's requirements.

Money Laundering Prevention

WHAT TO KNOW

People involved in criminal activity — e.g., terrorism, narcotics, bribery, and fraud — may try to "launder" the proceeds of their crimes to hide them or make them appear legitimate. More than 100 countries now have laws against money laundering, which prohibit conducting transactions that involve proceeds of criminal activities. A related concern is that legitimate funds may be used to finance terrorist activity — sometimes called "reverse" money laundering.

Kallo Inc. is committed to complying fully with all anti-money laundering and anti-terrorism laws throughout the world. Kallo Inc. will conduct business only with reputable customers involved in legitimate business activities, with funds derived from legitimate sources. Each Kallo Inc. business is required to implement risk-based "Know Your Customer" due diligence procedures calibrated to the risk in question, and to take reasonable steps to prevent and detect unacceptable and suspicious forms of payment. Failing to detect customer relationships and transactions that place Kallo Inc. at risk can severely damage Kallo Inc.'s integrity and reputation.

WHAT TO DO

COMPLY WITH ALL APPLICABLE LAWS and regulations that prohibit money laundering and support and financing of terrorism, and that require the reporting of cash or suspicious transactions. Understand how these laws apply to your business.

FOLLOW YOUR BUSINESS'S "KNOW YOUR CUSTOMER" PROCEDURES. Collect and understand documentation about prospective customers, agents and business partners to ensure that they are involved in legitimate business activities and their funds come from legitimate sources.

FOLLOW YOUR BUSINESS'S RULES concerning acceptable forms of payment. Learn the types of payments that have become associated with money laundering (for example, multiple money orders or travelers checks, or checks on behalf of a customer from an unknown third party).

IF YOU ENCOUNTER A WARNING SIGN of suspicious activity, raise your concern with a designated Kallo Inc. anti-money laundering compliance specialist or company legal counsel and be sure to resolve your concern promptly before proceeding further with the transaction.

Ensure the resolution is well documented.

WHAT TO WATCH OUT FOR

A CUSTOMER, AGENT OR PROPOSED BUSINESS PARTNER who is reluctant to provide complete information, provides insufficient, false or suspicious information, or is anxious to avoid reporting or record keeping requirements.

PAYMENTS using monetary instruments that appear to have no identifiable link to the customer, or have been identified as money laundering mechanisms.

ATTEMPTS BY A CUSTOMER or proposed business partner to pay in cash.

EARLY REPAYMENT of a loan in cash or cash equivalents.

ORDERS, PURCHASES OR PAYMENTS that are unusual or inconsistent with the customer's trade or business.

UNUSUALLY COMPLEX DEAL STRUCTURES, payment patterns that reflect no real business purpose, or unusually favorable payment terms.

UNUSUAL FUND TRANSFERS to or from countries unrelated to the transaction or not logical for the customer.

TRANSACTIONS INVOLVING LOCATIONS identified as secrecy havens or areas of known terrorist activity, narcotics trafficking or money laundering activity.

TRANSACTIONS INVOLVING FOREIGN SHELL OR OFFSHORE BANKS, unlicensed money remitters or currency exchangers, or non-bank financial intermediaries.

STRUCTURINGOFTRANSACTIONS TOEVADE RECORDKEEPING or reporting requirements (for example, multiple transactions below the reportable threshold amounts).

REQUESTS TO TRANSFER MONEY or return deposits to a third party or unknown or unrecognized account.

Privacy

WHAT TO KNOW

A growing number of countries are more stringently regulating the collection and use of consumers' "personal data" (names, home and office contact information, and other data).

In addition, many countries regulate personal data of company representatives in business- to- business transactions. A few countries even regulate the privacy of information relating to corporations. Kallo Inc. is committed to handling personal data responsibly and in compliance with applicable privacy laws.

WHAT TO DO

LEARN AND COMPLY with the following as they apply to personal data including:

•	Applicable laws and regulations of jurisdictions from which the personal data is collected and in which it is processed or used.
•	The privacy policies of Kallo Inc. and your business.
•	Any contractual obligations that apply.

COLLECT, PROCESS AND USE PERSONAL DATA for legitimate business purposes only.

USE "ANONYMOUS" DATA (names removed and not identifiable) or "aggregated" data (summarized so as not to be identifiable to an individual) instead of personal data where appropriate or required.

LIMIT ACCESS to personal data to individuals who need it for a legitimate business purpose.

USE CARE to prevent unauthorized access in processing of personal data or accidental loss or destruction of personal data.

IF YOU LEARN THAT PERSONAL DATA HAS BEEN USED IN VIOLATION of this policy or your business's privacy implementing procedures, or if you learn that the security of any system or device containing personal data has been compromised, immediately notify your manager, business Privacy Leader or company legal counsel.

WHAT TO WATCH OUT FOR

INADEQUATE ACCESS OR SECURITY CONTROLS for personal data, such as e-mailing or otherwise distributing personal data to a larger group than legitimately needed, or leaving printouts with personal data at a printer, copy machine or fax machine for others to see.

SHARING OF PERSONAL DATA with unaffiliated third parties, such as vendors or suppliers, who lack appropriate security safeguards or restrictions on information use.

TRANSFERS OF PERSONAL DATA between countries, without considering applicable legal requirements.

Government Business

Working With Governments

WHAT TO KNOW

Kallo Inc. conducts business with national governments and government-owned enterprises. In the course of our work, we frequently interact with government agencies, officials and public international agencies. In every instance, Kallo Inc. employees must apply the highest ethical standards and comply with applicable laws and regulations, including certain special requirements associated with government transactions.

WHAT TO DO

Abide by Applicable Laws and regulations relating to working with governments, particularly special requirements associated with government contracts and transactions.

Require anyone providing goods or services for Kallo Inc. on a government project or contract — such as consultants, sales representatives, distributors or suppliers —to agree to comply with the intent of Kallo Inc.'s Working with Governments policy.

Be Truthful And Accurate when dealing with government officials and agencies.

Adopt Processes that ensure reports, certifications, statements and proposals are current, accurate and complete and that contract requirements are adequately identified and communicated to the responsible parties.

Do not make any unauthorized substitutions for contracted goods and services or deviate from contract requirements without the written approval of the authorized government official.

WHAT TO WATCH OUT FOR

Special Requirements that apply to transactions with governments, including commercial transactions between private parties financed by government agencies such as the EX-IM Bank, U.S. Agency for International Development, the European Union or the European Bank for Reconstruction and Development.

Incorrect or unauthorized cost charging on government contracts.

Deviations from contract Requirements or unauthorized contract substitutions, such as failure to perform required tests and inspections.

Submission of inaccurate or incomplete cost or pricing data when this data is required by the government.

Violating Government Regulations that establish gratuity restrictions, recruiting and hiring restrictions, or certification procedures.

Accepting information about a government's competitive selection of a supplier, or a competitor's bid or proposal (unless the contracting officer or agency leader has specifically and lawfully authorized the information's release).

Negotiating for employment with a government official or government official's family members while the official has the ability to influence decision-making about contracts with the government.

Violations of the US Government Zero Tolerance policy regarding trafficking in persons. This anti-trafficking policy is applicable to employees directly engaged in performance of work on all U.S. Federal Government contracts. Employees that violate this policy may be subject to disciplinary action up to and including termination, and may subject the company to contract termination, suspension or debarment

Competing Globally

Complying With Competition Laws

WHAT TO KNOW

Competition and antitrust laws:

•	Prohibit agreements or understandings between competitors that undermine competition;
•	Regulate the behavior of dominant companies; and
•	Require prior review and in some instances clearance for mergers, acquisitions and certain other transactions, in order to prevent transactions that would substantially reduce competition.

These laws are complex, and global in reach, and can operate differently in any particular situation. Your business provides specific guidelines on addressing contacts with competitors, obtaining and handling data about competitors, and participating in trade and professional associations and standards setting and product certification organizations. In addition, it is often essential that you involve legal counsel early in the process of developing new commercial initiatives given the many uncertainties that arise in the application of these laws.

WHAT TO DO

COMPLY with all applicable competition laws and regulations as well as competition law decrees, orders and agreements with any competition regulator about how business will be conducted.

REVIEW AND UNDERSTAND both Kallo Inc. and business-specific policies and procedures, and if you have questions or issues, bring them up with company legal counsel.

DO NOT propose or enter into agreements or understandings — expressed or implied, formal or informal, written or oral — with any competitor regarding any aspect of the competition between Kallo Inc. and the competitor. Do not discuss with a competitor or competitor representative:

•	Prices
•	Bids
•	Sales territories, allocation of customers or product lines
•	Terms or conditions of sale
•	Production, sales capacity or volume
•	Costs, profits or profit margins

•	Market share
•	Product or service offerings
•	Customer or supplier classification
•	Distribution methods

DO NOT propose or enter into agreements with anyone (including competitors, agents, brokers or customers) regarding whether to submit a bid or the terms of a bid where there is an understanding that the bid is submit- ted for any purpose other than winning the business.

AVOID CONTACTS of any kind with competitors that could create the appearance of improper agreements or understandings.

DO NOT propose or enter into agreements or understandings with customers that restrict the price or other terms at which the customer may resell or lease a product or service to a third party.

DO NOT propose or enter into agreements or understandings with suppliers that restrict the price or other terms at which Kallo Inc. may resell or lease any product or service.

CONSULT with company legal counsel to help reduce the risks of noncompliance in the evaluation of any proposed merger, acquisition, joint venture or any other business arrangement that could raise competition law issues (examples of arrangements that need to be discussed with counsel are listed in "What to Watch Out For" below).

WHAT TO WATCH OUT FOR

EXCLUSIVE ARRANGEMENTS for the purchase or sale of products or services. BUNDLING of goods and services.

AGREEMENTS THAT RESTRICT A CUSTOMER'S CHOICES in using or reselling a Kallo
Inc. product or service.

TECHNOLOGY LICENSING agreements that restrict the freedom of the licensee or licensor.

SELECTIVE PRICE DISCOUNTING to only certain customers.

DISTRIBUTION ARRANGEMENTS with competitors.

AGREEMENTS TO ADD A Kallo Inc. EMPLOYEE to another entity's board of directors.

In the Kallo Inc. Community

Fair Employee Practices

WHAT TO KNOW

Fair employment practices do more than keep Kallo Inc. in compliance with applicable labor and employment laws. They contribute to a culture of respect. Kallo Inc. is committed to complying with all laws pertaining to freedom of association, privacy, collective bargaining, immigration, working time, wages and hours, as well as laws prohibiting forced, compulsory and child labor and employment discrimination. Beyond legal compliance, we strive to create an environment considerate of all employees wherever Kallo Inc. business is being conducted.

WHAT TO DO

BASE EMPLOYMENT DECISIONS on job qualifications (e.g., education, prior experience) and merit. Merit includes an individual's skills, performance, values, leadership and other job- related criteria.

MAKE ALL EMPLOYMENT RELATED DECISIONS AND ACTIONS without regard to a person's race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

PROVIDE A WORK ENVIRONMENT free of improper harassment and bullying.

RESPECT THE PRIVACY RIGHTS of employees by using, maintaining and transferring personal data in accordance with Kallo Inc.'s Employment Data Protection Standards and related procedures. (While seeking to maintain employee privacy, Kallo Inc. reserves the right to monitor use of company property, including computers, e-mail, phones, proprietary information, etc., in accordance with applicable law.)

TAKE LAWFUL AFFIRMATIVE ACTIONS in the United States, and elsewhere if required by local law, to increase opportunities in employment for women, minorities, people with disabilities and certain veterans.

IF A CONFLICT ARISES between the requirements of this policy and the laws, customs or practices of a particular area, consult with management and company legal counsel to determine the most appropriate course of action.

WHAT TO WATCH OUT FOR

A HOSTILE WORK ENVIRONMENT (for example, telling jokes or displaying materials that ridicule or offend a member of a particular race or ethnic group).

MAKING UNWELCOME SEXUAL ADVANCES to another employee or person with whom you work.

VIOLATING A LABOR LAW in your country (for example, hiring a child under the legal minimum age).

REFUSING TO WORK, or otherwise cooperate with, certain individuals because of their race, religion, sex, or other characteristic protected by law.

DISCLOSING EMPLOYMENT DATA to a person who does not have the business need, authority or the subject's consent.

TAKING AN ADVERSE ACTION against an employee (e.g., firing) because the employee has raised a concern about a violation of policy or law.

Environment, Health & Safety

WHAT TO KNOW

Protecting the environment and the health and safety of employees is the law — and Kallo Inc. believes it's also the right thing to do. Through management leadership and employee commitment, Kallo Inc. works to conduct its operations in a safe manner that minimizes environmental impact. This policy affects all company activities — not just managing our waste and emissions, but everything we do — for example, selling products, driving a car on company business, acquiring a new business or providing customer service.

WHAT TO DO

COMPLY with all applicable environmental health and safety ("EHS") laws and regulations, and Kallo Inc. EHS policies.

CREATE AND MAINTAIN a safe working environment and pre- vent workplace injuries. ASSESS

EHS LEGAL AND REPUTATIONAL RISKS before starting a new activity, venture or project, selling a new product, acquiring a new business or participating in a hazardous business.

CONSIDER EHS IMPACTS in the design and production of Kallo Inc.'s products and services as part of evaluating the "life cycle" of our products.

ELIMINATE UNREASONABLE EHS RISKS from Kallo Inc.'s facilities, products, services and activities.

AS PRACTICABLE, REDUCE TOXIC AND HAZARDOUS MATERIALS; pre- vent pollution; and conserve, recover and recycle materials, water and energy.

CONTINUE TO IMPROVE OUR EHS SYSTEMS and performance as an integral part of
Kallo Inc.'s operational strategy.

PRESENT IDEAS that support the goals of this policy to your manager or your business's EHS manager.

PROMPTLY ALERT YOUR MANAGER or EHS contact of unlawful or unsafe conditions.

WHAT TO WATCH OUT FOR

UNSAFE ACTIVITIES AND CONDITIONS, such as:

•            Failure to use personal protective equipment (shoes, safety glasses, hearing protection, gloves, monitors, etc.).
•            Unlabeled or unapproved chemicals.
•            Exposed or unsafe wiring.
•            Blocked fire or emergency exits.
•            Unsafe driving, or failure to wear seat belts or follow Kallo Inc.'s driving policies.
•            Working in high places without fall protection.
•            Working beneath heavy, suspended loads, or improperly using cranes.
•            Working on electrical or powered equipment without following safety (e.g. "lock-out, tag-out") procedures.
•            Working unsafely at a customer site.
•            Potential exposure to serious infectious diseases.
•            Disabling safety controls or guarding on equipment and machinery.

FAILURE TO COMPLY with health, safety or environmental regulations and procedures. EHS COMPLAINTS from employees, customers or neighbors.
UNREPORTED environmental, health or safety hazards or accidents.

FAILING TO RESPOND promptly to concerns about possible product safety issues. MISSED OPPORTUNITIES for reducing waste and toxic materials.
FAILING TO FOLLOW Kallo Inc. POLICIES for the management, shipping, transportation, import/export and disposal of hazardous materials and chemicals.

RISKS AND LIABILITY associated with new acquisitions as well as both new and existing products, processes, services and ventures that present increased legal liability and reputational risk.

INADEQUATE SECURITY procedures or practices that may present safety threats to a facility and/ or employees.

NEW PRODUCTS, processes, ventures or acquisitions that present increased legal liability and reputational risk.

Security & Crisis Management

WHAT TO KNOW

In an age of increasing terrorist threats, protecting the security of our people, workplaces, information and businesses is critical. It starts with every business implementing a rigorous and comprehensive security and crisis management (SCM) plan. Kallo Inc.'s SCM plan includes measures or preventing terrorist and other criminal acts covering our employees, facilities, information, information technology (IT) infrastructure, business continuity and crisis management. In addition, employees must take every precaution to avoid doing business with terrorists or those that support terrorist activity.

WHAT TO DO

IMPLEMENTRIGOROUSPLANStoaddressthesecurityofemployees, facilities, information, IT assets and business continuity.

PARTICIPATE IN your business's emergency planning and emergency drills.

COMPLY WITH the entry and exit rules at Kallo Inc. facilities, including wearing the appropriate badge.

PROTECT ACCESS to Kallo Inc. facilities from all but authorized personnel. PROTECT IT ASSETS from theft or misappropriation.
CREATE AND MAINTAIN a safe working environment — this includes identifying and reporting indicators of workplace violence.

COMPLY WITH global immigration rules when traveling internationally, and ensure that employees or visitors who work for you or are closely associated with your business also comply.

COMPLY WITH all Kallo Inc. international travel policies. Obtain appropriate pre-clearances to designated countries.

CONDUCT appropriate back- ground checks on new hires and contractors, wherever allowed by law.

ENSURE PROPER BUSINESS continuity plans are prepared for an emergency.
SCREEN all customers, suppliers, agents and dealers against appropriate terrorist watchlists. REPORT ANY APPARENT security lapses to your manager, Crisis Management Leader or
Kallo Inc. Ombudsperson.

WHAT TO WATCH OUT FOR

INDIVIDUALS AT Kallo Inc. FACILITIES not wearing appropriate badges. UNSECURE IT ASSETS, such as laptops, servers, etc.
INADEQUATE PROTECTION of hazardous materials.

UNSECURE AREAS OF A FACILITY where only authorized personnel are allowed to enter. SECURITY COMPLAINTS from employees, customers or neighbors.
UNAUTHORIZED ENTRY to a facility.

DOING BUSINESS with a customer, supplier or any third party without sufficient screening.

Protecting Kallo Inc. Assets

Intellectual Property

WHAT TO KNOW

Kallo Inc.'s intellectual property is one of its most valuable assets. All employees must work to safeguard our patents, trademarks, copyrights, trade secrets and other proprietary information. At the same time, it is critical that we respect the valid intellectual property rights of others. Unauthorized use of others' intellectual property can expose the Company and even individual Kallo Inc. employees to civil lawsuits and damages, including significant fines and criminal penalties. A key to protecting our intellectual property and, at the same time, guarding against these risks, is the timely and reasonable review of new Kallo Inc. products, services, processes and software, for possible inventions and trade secrets and infringement of the intellectual property rights of others.

WHAT TO DO

IDENTIFY AND PROTECT Kallo Inc. intellectual property.

FOLLOW THE REQUIREMENTS of Kallo Inc.'s Submitted Ideas Procedure in handling any unsolicited ideas from outsiders as well as any employee ideas not covered by the "Employee Innovation and Proprietary Information Agreement" (EIPIA).

RESPECT VALID PATENTS, copyrighted materials and other protected intellectual property of others.

CONSULT with Company legal counsel concerning necessary licenses or approvals to use protected intellectual property of others such as patents, trademarks or proprietary information (i.e. information that is in confidence and not publicly known or generally available).

CONSULT with company legal counsel before:

Soliciting, accepting or using proprietary information of outsiders (for example, soliciting from a customer proprietary information of a competitor).

Disclosing Kallo Inc. proprietary information to outsiders.

Permitting outsiders to use Kallo Inc. intellectual property.

UNDERSTAND YOUR RESPONSIBILITIES to the Company regarding new inventions, ideas that you may develop as a Kallo Inc. employee and the Company's information. Consult with company legal counsel if you have any question about these responsibilities, or about the

EIPIA (signed by exempt employees and other employees in a position of trust or likely to make inventions).

COMPLY with the guidelines for use of the Kallo Inc. primary trade- marks and trade names and Kallo Inc.'s "Intellectual Property Rights" Management Procedure.

WHAT TO WATCH OUT FOR

ACCEPTING PROPRIETARY INFORMATION belonging to an outsider, without first consulting company legal counsel.

DISCUSSING Kallo Inc. PROPRIETARY INFORMATION with customers or suppliers.

USING ANOTHER COMPANY to develop new products or software without a written agreement in place covering ownership and other rights in the developed intellectual property.

PASSING ON, for technical or management review, an outsider's suggestion for a new product, product feature, service or name without following the Kallo Inc. Submitted Ideas Procedure.

INTRODUCING, OR PROVIDING INFORMATION about, a new product or service before patent applications have been filed or a decision has been made not to file an application.

INTRODUCING A NEW PRODUCT or service, or new product or service name before checking for patent or trademark infringement.

THREATENING anyone suspected of infringing any Kallo Inc. intellectual property without first consulting with company legal counsel.

EMPLOYING A NEW PERSON, especially a person who previously worked for a competitor, with- out putting in place safeguards to prevent the person from in- advertently disclosing or using the proprietary information of the previous employer.

EMPLOYING A PERSON who has not signed the EIPIA in a job where inventions are likely to be made.

Controllership

WHAT TO KNOW

Controllership embodies three fundamental elements: (1) rules that classify transactions and balances appropriately; (2) systems and controls that protect assets and accumulate information consistently and correctly; and (3) financial and transaction reporting that is timely and unbiased. Controllership creates the right environment for disclosing timely, reliable and accurate information to government agencies and the public.

WHAT TO DO

FOLLOW Kallo Inc.'s INTERNAL ACCOUNTING PROCEDURES, as well as applicable generally accepted accounting principles, standards and regulations for accounting and financial reporting.

ENSURE THAT FINANCIAL AND NON- FINANCIAL INFORMATION and operating metrics are reported accurately and in a timely fashion.

MAINTAIN COMPLETE, ACCURATE AND TIMELY records and accounts to appropriately reflect all business transactions.

SAFEGUARD ALL COMPANY ASSETS (physical, financial and informational).

PROVIDE TIMELY, CANDID FORECASTS and assessments.

MAINTAIN SOUND PROCESSES and controls.

COMPLY WITH Kallo INC.'S DOCUMENT MANAGEMENT PROCEDURES as well as all applicable laws and regulations relating to the preservation of documents and records.

PRESERVE DOCUMENTS AND RECORDS relevant to pending or reasonably foreseeable litigation, audits or investigations, and as directed by Company counsel.

WHAT TO WATCH OUT FOR

FINANCIAL RESULTS THAT SEEM INCONSISTENT with underlying performance.

INACCURATE FINANCIAL RECORDS, such as overstated travel and living expense reports, or erroneous timesheets or invoices.

TRANSACTIONS THAT ARE INCONSISTENT with good business economics.

ABSENCE OF CONTROLS to protect assets from risk of loss.

PHYSICAL ASSETS or other resources that could be more fully used, reallocated or disposed of.

CIRCUMVENTING REVIEW and approval procedures.

INADEQUATE ROUTINES AND CONTROLS at newly acquired businesses and at remote and/or understaffed sites.

INADEQUATE ROUTINES AND CONTROLS to preserve documents (including e-mail) for pending or reasonably foreseeable litigation, audits and investigations.

DISPOSAL OF DOCUMENTS without knowing what is being discarded or whether the documents are subject to legal preservation requirements.

FALSE OR EXAGERATED STATEMENTS in e-mail, presentations or other documents.

Conflicts of Interest

WHAT TO KNOW

On the job or in your free time, nothing you do should conflict with your responsibilities to Kallo Inc. No activity at work or at home should hurt Kallo Inc.'s reputation or good name. Misusing Kallo Inc. resources or influence is also prohibited. Even when nothing wrong is intended, the appearance of a conflict can have negative effects. It is crucial to consider how your actions might appear, and to avoid the perception of a conflict of interest.

WHAT TO DO

DISCLOSE (in writing to your manager and to company legal counsel) all of your outside activities, financial interests or relationships that may either present a conflict or the appearance of one.

USE GOOD JUDGMENT in all personal and business dealings outside your Kallo Inc. job.

AVOID ACTIONS OR RELATIONSHIPS that may cause potential conflicts or create the appearance of a conflict with your job or Kallo Inc.'s interests.

DO NOT MISUSE or use for personal gain Kallo Inc. resources, intellectual property, time or facilities — this includes office equipment, e-mail and computer applications.

DO NOT TAKE for yourself person- ally any opportunities that Kallo Inc. could have an interest in that are discovered through the use of Kallo Inc. position, information or property.

GET APPROVALS before accepting officer or director positions with an outside business while you are a Kallo Inc. employee.

GET YOUR MANAGER'S APPROVAL when accepting not-for-profit board positions, particularly if the organization has a Kallo Inc. relationship or might expect Kallo Inc. financial or other support.

WHAT TO WATCH OUT FOR

FINANCIAL INTERESTS in a company where you could personally affect Kallo Inc.'s business with that company (for example, a customer, supplier or investment).

PART-TIME JOBS which you perform using Kallo Inc. hours or Kallo Inc. equipment or materials.

GIFTS of other than nominal value from suppliers, customers or competitors, particularly if you're making decisions (on Kallo Inc.'s behalf) that involve them.

PERSONAL DISCOUNTS or other benefits from suppliers, service providers or customers that the public or your Kallo Inc. peers do not receive.

DIRECTING BUSINESS to suppliers when you know they are owned or managed by your family members or close friends.

MISUSING Kallo Inc. RESOURCES, your position or influence to promote or assist an outside activity.

HIRING, PROMOTING OR DIRECTLY SUPERVISING a family member or close friend.

PERSONAL RELATIONSHIPS that may conflict with your Kallo Inc. responsibilities or compromise company interests.

Insider Trading & Stock Tipping

WHAT TO KNOW

In the course of your job, you may learn of Material information about Kallo Inc. or other companies before it is made public. You may simply overhear a hallway conversation or come across a memo left at a copy machine. Using this information for your financial or other personal benefit or conveying this information to others constitutes a violation of this policy and may even violate the law. This includes buying or selling the securities of any company about which you have material non-public information and giving this "inside information" to anyone else who might base financial trades on the information you've shared.

WHAT TO DO

DO NOT BUY OR SELL the securities of any company, including Kallo Inc., either directly or through family members or other persons or entities, while you are aware of inside information about the company. (This is known as "insider trading.")

DO NOT RECOMMEND OR SUGGEST that anyone else buy or sell the securities of any company, including Kallo Inc., while you have inside information about the company. (This is known as "tipping.")

MAINTAIN THE CONFIDENTIALITY of Company information and do not convey information to anyone outside the Company unless it is necessary for the Company's business activities.

IF THE NATURE OF YOUR BUSINESS'S ACTIVITIES and your position in the business subject you to additional requirements relating to buying and selling securities (such as pre- clearing personal trades through the Transaction Control Authority), learn and follow all of those requirements.

IF QUESTIONS ARISE, consult company counsel before trading in the security or disclosing company information.

WHAT TO WATCH OUT FOR

NON-PUBLIC INFORMATION WHICH, IF DISCLOSED, would reasonably be expected to affect the price of a security or would influence your decision to buy, sell or hold a security,

such as an earnings announcement or a prospective acquisition announcement (this is known as "inside information").

BUYING OR SELLING A SECURITY because you hear or learn of information at work that you think will make the price go up or down once it's publicly announced.

ENGAGING IN TRADING ACTIVITY around the time of a significant company announcement.

DISCUSSING Kallo Inc. BUSINESS with family and friends.

TALKING ABOUT WHAT YOU'RE WORKING ON or where you're going on company business or who visited the office.

Appendix

Which Law Applies

Kallo Inc. conducts business in a number of countries around the world. Our employees are citizens of many different countries. As a result, our operations are subject to the laws of many countries, provinces, states and municipalities, and organizations such as the European Union.

An important challenge for all of us is to understand how these laws may apply to our operations. Kallo Inc. is a corporation organized in the United States.

The laws of the United States frequently extend to the operations of Kallo Inc. and its affiliates throughout the world, as well as to the business activities of Kallo Inc. employees wherever they live and work. Other countries may also apply their own laws outside of their borders to their own citizens and to corporations that are organized under their laws, such as Kallo Inc. subsidiaries or other controlled affiliates.

The references in Kallo Inc. policies to the laws of the United States and the other countries where we do business reflect the reality that a global company is regulated by many different laws at the same time. In some instances, there may be a conflict between the applicable laws of two or more countries. When you encounter such a conflict, it is especially important to consult company legal counsel to understand how to resolve that conflict properly.